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------                           U.S. SECURITIES AND EXCHANGE COMMISSION                              ------------------------------
FORM 4                                   WASHINGTON, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number: 3235-0287
[ ] Check this box if no                                                                              Expires: January 31, 2005
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          hours per response.........0.5
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s)
    DESIGNATED FILER: MOROUN MATTHEW T.           P.A.M. TRANSPORTATION SERVICES, INC. (PTSI)   to Issuer (Check all applicable)
--------------------------------------------   ----------------------------------------------     X Director       X 10% Owner
    (Last)        (First)         (Middle)     3. IRS Identification      4. Statement for      ----              ---
    12225 STEPHENS ROAD                           Number of Reporting        Month/Year             Officer           Other (specify
--------------------------------------------      Person, if an entity     MARCH 2002           ----              --- below)
                  (Street)                        (Voluntary)             -------------------   (give title below)
    WARREN        MI                48089                                 5. If Amendment,
--------------------------------------------                                 Date of Original   ------------------------------------
    (City)        (State)           (Zip)                                    (Month/Year)
                                                                           01/02             7. Individual or Joint/Group Filing
                                                                          -------------------   (Check Applicable Line)
                                                                                                  X   Form filed by One
                                                                                                ----  Reporting Person
                                                                                                      Form filed by More Than
                                                                                                ----  One Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Trans-    4. Securities Acquired (A)  5. Amount of        6. Ownership  7. Nature of
    (Instr. 3)                     action      action       or Disposed of (D)          Securities          Form:         Indirect
                                   Date        Code         (Instr. 3, 4 and 5)         Beneficially        Direct        Beneficial
                                               (Instr. 8)                               Owned at            (D) or        Ownership
                                  (Month/                                               End of Month        Indirect      (Instr. 4)
                                   Day/   ---------------------------------------       (Instr. 3 and 4)    (I)
                                   Year)  Code    V      Amount   (A) or    Price                           (Instr. 4)
                                                                  (D)
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Common Stock                       3/21/02  S          1,200,000   D       $20.90
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Common Stock                       3/30/01  P            5,000     A        $7.06
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Common Stock                      12/18/00  P            5,000     A        $7.81
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                                                                                        1,361,713              D
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                                                                                        3,092,000              I          Held by
                                                                                                                          Trust (1)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED            Page 1 of 2
TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.                                            SEC 1474 (3-99)
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
DESIGNATED FILER:                 (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
MOROUN MATTHEW T.

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Stock Option                                                                                      Common
(right to buy)              $20.79       3/01/2002    A   V    2,000         3/01/2002 3/01/2007   Stock    2,000
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Stock Option                                                                                      Common
(right to buy)               $6.00       1/18/2002    X                1,000 2/28/1997 2/28/2002   Stock    1,000
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
9. Number of           10. Ownership               11. Nature of
   derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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9,000                         D
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Explanation of Responses:

(1) The reporting person is a co-trustee and a beneficiary of the trust that holds the reported securities.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. /s/ MATTHEW T. MOROUN           March 21,
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                               -------------------------------   2002
                                                                                          **Signature of Reporting Person -------
Note: File three copies of this Form, one of which must be manually signed.                                                 Date
      If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are                         Page 2 of 2
not required to respond unless the form displays a currently valid OMB Number.

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